UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 7, 2013 (February 5, 2013)

Great Wolf Resorts, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35458	51-0510250
(State or other jurisdiction Of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

525 Junction Road, Suite 6000 South, Madison, Wisconsin	53717
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (608) 662-4700

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

As previously disclosed on the Current Report on Form 8-K filed on November 15, 2012, Great Wolf Resorts, Inc. (the “Company”), announced that the employment of James A. Calder, Chief Financial Officer and Corporate Secretary of the Company, would terminate no later than March 31, 2013 and that Mr. Calder would continue in his current role with the Company until such date or, if earlier, until the Company modifies his role or terminates his employment. The Company and Mr. Calder currently anticipate that Mr. Calder will continue as Chief Financial Officer and Corporate Secretary of the Company until March 31, 2013, at which time Mr. Calder’s employment will terminate.

(c)

On February 5, 2013, the Company announced that Gary W. Ferrera, age 49, will be appointed Executive Vice President and Chief Financial Officer of the Company effective April 1, 2013. Previously, Mr. Ferrera served as Executive Vice President and Chief Financial Officer of National CineMedia, Inc. since 2007. Prior to that role, Mr. Ferrera held those same positions with National CineMedia, LLC, a subsidiary of National CineMedia, Inc., since May 2006. Mr. Ferrera has held positions in accounting and finance for over twenty years. Mr. Ferrera received his MBA from the Kellogg School of Management and graduated magna cum laude from Bentley College with a BS in Accounting.

In connection with Mr. Ferrera’s appointment as the Company’s Executive Vice President and Chief Financial Officer, Mr. Ferrera and the Company entered into an employment agreement, dated as of February 5, 2013 (the “Employment Agreement”). The Employment Agreement contemplates that Mr. Ferrera’s employment with the Company will commence on March 6, 2013 (the “Start Date”) and will continue for initial term of five (5) years (the “Employment Period”), which may be extended by mutual agreement of Mr. Ferrera and the Company. Mr. Ferrera will be appointed as Executive Vice President and Chief Financial Officer of the Company on April 1, 2013, following the termination of Mr. Calder’s employment on March 31, 2013.

The terms of the Employment Agreement provide that, among other things, Mr. Ferrera (i) will be paid an annual base salary of $385,000, which will be pro-rated for any partial calendar year of service and subject to annual review by our board of directors, (ii) will have an annual bonus opportunity of up to 100% of base salary, contingent upon the achievement of qualitative and quantitative performance goals approved by our board of directors, and (iii) will receive certain additional benefits relating to his transition to Madison, Wisconsin.

If during the Employment Period, the Company terminates Mr. Ferrera’s employment without cause (or Mr. Ferrera resigns for good reason within twelve (12) months following a change in control), subject to his execution of a general release of claims in favor of the Company, Mr. Ferrera will be entitled to receive a lump sum amount equal to 100% of his then-current annual base salary (and, if such termination occurs within twelve (12) months following a change in control, a lump sum amount equal to twelve times (12x) the Company’s monthly contribution on behalf of Mr. Ferrera under the health and welfare plans in which he participates). The Employment Agreement contains twelve (12) month post-termination non-competition and non-solicitation restrictions and perpetual confidential information and non-disparagement covenants.

Pursuant to the Employment Agreement, as soon as reasonably practicable following the Start Date, (i) Mr. Ferrera will be granted an option to purchase 214,384 shares of common stock of K-9 Holdings, Inc., the parent company of the Company (“Parent”), which option will have a per share exercise price equal to the per share fair market value as of the date of grant and will be subject to time and performance vesting conditions and (ii) Mr. Ferrera will purchase 35,000 shares of common stock of Parent at a price of $10.00 per share.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Great Wolf Resorts, Inc.

By:	/s/ James A. Calder
Name:	James A. Calder
Title:	Chief Financial Officer

Date: February 7, 2013